                                                                    EXHIBIT 99.3


                                    FOR:     Imagyn Medical Technologies, Inc.

                                    CONTACT: Charles A. Laverty
                                             Chairman & Chief Executive Officer
                                             Michael Montevideo
                                             Chief Financial Officer
                                             Imagyn Medical Technologies, Inc.
For Immediate Release                       (949) 809 0800
----------------------


                   IMAGYN MEDICAL TECHNOLOGIES, INC. ANNOUNCES
                      SUCCESSFUL EMERGENCE FROM CHAPTER 11


IRVINE, CA, October 21, 1999 - Imagyn Medical Technologies, Inc. today announced that it has successfully completed its emergence from Chapter 11, following confirmation on October 18, 1999 of its Plan of Reorganization by the U.S. Bankruptcy Court for the District of Delaware. The Company filed a petition for reorganization under Chapter 11 on May 18, 1999. As previously announced, the Plan, which was supported by holders of the Company's debt and its trade creditors, provides that all outstanding shares of common stock of Imagyn Medical Technologies, Inc. will be cancelled.

         Charles A. Laverty, Chairman & Chief Executive Officer of Imagyn, stated, "Imagyn has emerged from the Chapter 11 process with a more stable capital structure and stronger financial resources. Our business has made significant progress during the past five months. We will intensify our efforts to expand the market for our current line of innovative products. At the same time we will also be focusing on completing the development of several breakthrough products that are in various stages in the Company's R&D pipeline. Our ability to complete the reorganization in such a relatively short time has been a real positive and is a tribute to the dedication of our employees, the support and cooperation of our suppliers and customers, and the commitment of our financial investors."

         Imagyn Medical Technologies, Inc. is a manufacturer and marketer of products for the minimally invasive and general surgery market and of brachytherapy seeds for the treatment of cancer.

This press release contains forward-looking statements that involve risks and uncertainties. Such statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause results to differ materially from those described in the forward-looking statements. Factors that may cause such differences include, but are not limited to, those described in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1999.

                                      # # #